# SEC Schedule 13G/A (Amendment No. 3) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: JASPER THERAPEUTICS, INC., CIK 0001788028
CUSIP: 471871202
Title of class of securities: Common Stock, par value $0.0001 per share
Address of issuer's principal executive offices: 2200 Bridge Parkway, Suite #102, Redwood City, California (CA), 94065
Date of event which requires filing of this statement: 12/31/2024
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001193125-23-019178
Filed by CIK 0001812275

## Reporting persons
- Soleus Private Equity Fund III, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 200,000; sole dispositive power 0; shared dispositive power 200,000; aggregate amount beneficially owned 200,000 (1.3% of the class)
  Comment: (1) The shares reported in this table are held directly by Soleus Private Equity Fund III, L.P. ("Soleus PE"). Soleus Private Equity GP III, LLC ("Soleus PE GP") is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management, L.P. ("Soleus Capital Management") is the investment manager for Soleus PE and for Soleus Capital Master Fund, L.P. ("Master Fund"), and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management and Soleus GP, LLC disclaims beneficial ownership of these shares held by Soleus PE other than for the purpose of determining their obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of this report shall not be deemed an admission that any of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management or Soleus GP, LLC is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of the common stock of Jasper Therapeutics, Inc. (the "Issuer") outstanding as of November 6, 2024, as set forth on the cover of the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 that was filed with the Securities and Exchange Commission on November 7, 2024 (the "Form 10-Q").
- Soleus Private Equity GP III, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 200,000; sole dispositive power 0; shared dispositive power 200,000; aggregate amount beneficially owned 200,000 (1.3% of the class)
  Comment: (1) The shares reported in this table are held directly by Soleus PE. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management and Soleus GP, LLC disclaims beneficial ownership of these shares held by Soleus PE other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management or Soleus GP, LLC is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Soleus PE GP III, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 200,000; sole dispositive power 0; shared dispositive power 200,000; aggregate amount beneficially owned 200,000 (1.3% of the class)
  Comment: (1) The shares reported in this table are held directly by Soleus PE. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management and Soleus GP, LLC disclaims beneficial ownership of these shares held by Soleus PE other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management or Soleus GP, LLC is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Soleus Capital Master Fund, L.P.: type of reporting person: non-U.S. institution (FI); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,294,420; sole dispositive power 0; shared dispositive power 1,294,420; aggregate amount beneficially owned 1,294,420 (8.6% of the class)
  Comment: (1) The shares reported in this table are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Soleus Capital, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,294,420; sole dispositive power 0; shared dispositive power 1,294,420; aggregate amount beneficially owned 1,294,420 (8.6% of the class)
  Comment: (1) The shares reported in this table are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Soleus Capital Group, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,294,420; sole dispositive power 0; shared dispositive power 1,294,420; aggregate amount beneficially owned 1,294,420 (8.6% of the class)
  Comment: (1) The shares reported in this table are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Soleus Capital Management, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,494,420; sole dispositive power 0; shared dispositive power 1,494,420; aggregate amount beneficially owned 1,494,420 (9.96% of the class)
  Comment: (1) The shares reported in this table are held directly by Soleus PE and by Master Fund. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC, Soleus Capital Group, LLC and Soleus GP, LLC. Each of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Soleus GP LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 1,494,420; sole dispositive power 0; shared dispositive power 1,494,420; aggregate amount beneficially owned 1,494,420 (9.96% of the class)
  Comment: (1) The shares reported in this table are held directly by Soleus PE and by Master Fund. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC, Soleus Capital Group, LLC and Soleus GP, LLC. Each of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.
- Guy Levy: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 1,494,420; sole dispositive power 0; shared dispositive power 1,494,420; aggregate amount beneficially owned 1,494,420 (9.96% of the class)
  Comment: (1) The shares reported in this table are held directly by Soleus PE and by Master Fund. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC, Soleus Capital Group, LLC and Soleus GP, LLC. Each of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.
  
  (2) The percentage listed in this table is calculated based upon 15,001,353 shares of common stock of the Issuer outstanding as of November 6, 2024, as set forth on the cover of the Form 10-Q.

## Item 1. Issuer
Name of issuer: JASPER THERAPEUTICS, INC.
Address of issuer's principal executive offices: 2200 Bridge Parkway, Suite #102 Redwood City, CA 94065

## Item 2. Person Filing
Name of person filing:
Soleus Private Equity GP III, LLC
Soleus Private Equity Fund III, L.P.
Soleus PE GP III, LLC
Soleus Capital Master Fund, L.P.
Soleus Capital, LLC
Soleus Capital Group, LLC
Soleus Capital Management, L.P.
Soleus GP, LLC
Guy Levy
Address of principal business office or, if none, residence:
Soleus Private Equity GP III, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Private Equity Fund III, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus PE GP III, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital Master Fund, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital Group, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus Capital Management, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Soleus GP, LLC
104 Field Point Road, 2nd Floor
Greenwich, CT 06830

Guy Levy
c/o Soleus Capital Management, L.P.
104 Field Point Road, 2nd Floor
Greenwich, CT 06830
Citizenship:
Soleus Private Equity GP III, LLC - Delaware
Soleus Private Equity Fund III, L.P. - Delaware
Soleus PE GP III, LLC - Delaware
Soleus Capital Master Fund, L.P. - Cayman Islands
Soleus Capital, LLC - Delaware
Soleus Capital Group, LLC - Delaware
Soleus Capital Management, L.P. - Delaware
Soleus GP, LLC - Delaware
Guy Levy - United States

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
The information in rows 5 through 9 and 11 on the cover pages to this Schedule 13G, including the footnotes thereto, is hereby incorporated by reference.

Soleus Private Equity GP III, LLC - 200,000
Soleus Private Equity Fund III, L.P. - 200,000
Soleus PE GP III, LLC - 200,000
Soleus Capital Master Fund, L.P. - 1,294,420
Soleus Capital, LLC - 1,294,420
Soleus Capital Group, LLC - 1,294,420
Soleus Capital Management, L.P. - 1,494,420
Soleus GP, LLC - 1,494,420
Guy Levy - 1,494,420
Percent of class:
Soleus Private Equity GP III, LLC - 1.3%
Soleus Private Equity Fund III, L.P. - 1.3%
Soleus PE GP III, LLC - 1.3%
Soleus Capital Master Fund, L.P. - 8.6%
Soleus Capital, LLC - 8.6%
Soleus Capital Group, LLC - 8.6%
Soleus Capital Management, L.P. - 9.96%
Soleus GP, LLC - 9.96%
Guy Levy - 9.96%
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
Soleus Private Equity GP III, LLC - 200,000
Soleus Private Equity Fund III, L.P. - 200,000
Soleus PE GP III, LLC - 200,000
Soleus Capital Master Fund, L.P. - 1,294,420
Soleus Capital, LLC - 1,294,420
Soleus Capital Group, LLC - 1,294,420
Soleus Capital Management, L.P. - 1,494,420
Soleus GP, LLC - 1,494,420
Guy Levy - 1,494,420
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
Soleus Private Equity GP III, LLC - 200,000
Soleus Private Equity Fund III, L.P. - 200,000
Soleus PE GP III, LLC - 200,000
Soleus Capital Master Fund, L.P. - 1,294,420
Soleus Capital, LLC - 1,294,420
Soleus Capital Group, LLC - 1,294,420
Soleus Capital Management, L.P. - 1,494,420
Soleus GP, LLC - 1,494,420
Guy Levy - 1,494,420

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- Soleus Private Equity Fund III, L.P.: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus Private Equity GP III, LLC: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus PE GP III, LLC: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus Capital Master Fund, L.P.: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus Capital, LLC: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus Capital Group, LLC: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus Capital Management, L.P.: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Soleus GP LLC: /s/ Guy Levy, Guy Levy/Managing Member (02/11/2025)
- Guy Levy: /s/ Guy Levy, Guy Levy (02/11/2025)